NEWS RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Karen Roan Dennard Rupp Gray &Lascar (DRG&L) 713-529-6600

MITCHAM INDUSTRIES REPORTS FISCAL 2013
SECOND QUARTER RESULTS

HUNTSVILLE, TX – September 5, 2012 – Mitcham Industries, Inc. (NASDAQ: MIND) today announced financial results for its fiscal 2013 second quarter ended July 31, 2012.

Total revenues for the second quarter were $23.1 million compared to $21.3 million in the second quarter of fiscal 2012. Equipment leasing revenues were $10.9 million in the second quarter compared to $12.3 million in the same period last year. Seamap sales were $7.3 million compared to $6.5 million a year ago. Net income for the second quarter was $6.4 million, or $0.48 per diluted share, compared to $1.3 million, or $0.11 per diluted share, in the second quarter of fiscal 2012. As reported in a press release on August 9, 2012, fiscal 2013 second quarter results included a benefit of approximately $5.3 million resulting from the settlement of outstanding tax issues. Excluding the impact of the tax benefit, net income for the second quarter of fiscal 2013 would have been approximately $1.1 million, or $0.08 per diluted share. EBITDA (earnings before interest, taxes, depreciation and amortization) for the second quarter of fiscal 2013 was $10.2 million compared to $9.3 million in the same period last year. EBITDA in both periods was approximately 44% of total revenues. EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities, the most comparable GAAP measures, in the accompanying financial tables.

Bill Mitcham, President and CEO, stated, “From a seasonal standpoint, the second quarter of our fiscal year is usually the slowest due to the end of the winter seasons in Canada and Russia. Therefore, we expected a decline in leasing revenues in the second quarter as compared to the first quarter. As we mentioned in our August 9th press release, the quarter was also negatively impacted by lower land activity levels in Latin America, resulting from permitting issues and project delays due to weather, as well as lower than expected levels of activity in Europe due to fiscal issues and environmental concerns. Marine leasing activity remained strong in the second quarter, and Seamap had a solid quarter due in part to the delivery of certain orders that slid from the first quarter.

“We expect to see a better second half of the year in our leasing business. In Latin America, activity has already started to pick up as several jobs have begun following the delays we previously mentioned. In addition, bidding activity levels are higher, and we anticipate an improvement in that region over the next two quarters, as compared to the first half of the year. We currently anticipate strong winter seasons in Canada and Russia as we are seeing early commitments from some customers in those regions. With the additions to our lease pool that we have made and plan to make this year, we expect to have more equipment deployed in both Canada and Russia this winter, including additional three-component digital sensors. We expect marine leasing activity to remain solid, driven by the continued overall strength of the marine seismic market. We also expect Seamap to have a good fourth quarter as a result of scheduled deliveries and new orders from marine contractors continuing to expand the technical capabilities of their vessels.

“We believe we have a solid business model that allows us to generate free cash flow, significant financial resources on hand, and access to additional capital should the need arise. These factors provide us with a great deal of financial flexibility that enables us to capitalize on market opportunities that are likely to arise.”

CREDIT FACILITY EXPANSION

The Company recently entered into an amended revolving credit agreement with First Victoria National Bank (the “Bank”). The amended credit agreement provides for total borrowings of up to $50 million on a revolving basis through August 2015, interest at the prime rate with a floor of 3.25% and increased flexibility for other debt. Other material terms of the agreement are essentially unchanged from the Company’s previous $35 million credit facility with the Bank.

FISCAL 2013 SECOND QUARTER RESULTS

Total revenues for the second quarter of fiscal 2013 were $23.1 million compared to $21.3 million a year ago. A significant portion of the Company’s revenues are typically generated from geographic areas outside the United States, and during the second quarter of fiscal 2013, the percentage of revenues from international customers was approximately 68% as compared to 81% in the second quarter of fiscal 2012.

Equipment leasing revenues, excluding equipment sales, were $10.9 million compared to $12.3 million in the same period a year ago. The decline in equipment leasing revenues was primarily attributable to lower levels of land activity in Latin America and Europe.

Lease pool equipment sales were $3.2 million compared to $326,000 in the second quarter a year ago. Sales of new seismic, hydrographic and oceanographic equipment were $1.7 million compared to $2.1 million in the same period a year ago.

Seamap equipment sales for the second quarter of fiscal 2013 were $7.3 million compared to $6.5 million in the same period a year ago. This year’s second quarter included the sale of one GunLink 4000 system along with sales of other equipment, replacement parts, engineering services and ongoing support and repair services which includes the effect of approximately $2.5 million related to certain orders that were delayed from the first quarter due to customer requirements.

Lease pool depreciation expense in the second quarter of fiscal 2013 was $8.4 million compared to $6.7 million in the same period a year ago, representing a 26% increase. This increase resulted from additions made to the Company’s lease pool during fiscal 2012 of approximately $69 million.

Gross profit in the second quarter of fiscal 2013 was $7.4 million compared to $8.2 million a year ago due to higher revenues. Gross profit margin for the second quarter of fiscal 2013 was 32% compared to 39% in the same period a year ago due to lower leasing revenues and higher depreciation expense.

General and administrative expenses for the second quarter of fiscal 2013 were $5.7 million, which includes $870,000 of stock-based compensation expense, compared to $5.8 million in the same period a year ago. Operating income was $1.3 million compared to $2.6 million in the second quarter of fiscal 2012. The Company reported an income tax benefit in the second quarter of fiscal 2013 of $5.1 million, resulting from the settlement of outstanding tax issues involving the Company’s Canadian income tax returns. The benefit arising from the settlement and related matters totaled approximately $5.3 million. Excluding this benefit, tax expense for the fiscal 2013 second quarter would have been approximately $200,000.

FISCAL 2013 FIRST HALF RESULTS

Total revenues for the first six months of fiscal 2013 were $57.7 million compared to $47.8 million for the first six months of fiscal 2012. Core equipment leasing revenues were $31.9 million in the first six months of fiscal 2013 compared to $29.0 million in the same period a year ago. Lease pool equipment sales in the first six months of fiscal 2013 amounted to $5.5 million versus $661,000 in the first six months of fiscal 2012. Sales of new seismic, hydrographic and oceanographic equipment for the first half of fiscal 2013 were $2.5 million compared to $3.2 million in the first half of fiscal 2012. Seamap equipment sales for the first half of fiscal 2013 were $17.8 million compared to $14.9 million in the same period of last year.

Operating income for the first half of fiscal 2013 was $13.0 million compared to $11.6 million in the first half of fiscal 2012. Net income was $14.9 million, or $1.12 per diluted share, compared to $7.4 million, or $0.67 per diluted share, for the first half of fiscal 2012. Without the effect of the benefit arising from the second quarter tax settlement, net income for the first half of fiscal 2013 would have been approximately $9.6 million, or $0.72 per diluted share. EBITDA for the first six months of fiscal 2013 was $30.0 million, or 52% of total revenues, compared to $24.4 million, or 51% of total revenues, in the first six months of fiscal 2012.

CONFERENCE CALL

The Company has scheduled a conference call for Thursday, September 6, 2012 at 9:00 a.m. Eastern Time to discuss its fiscal 2013 second quarter results. To access the call, please dial (888) 450-9962 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through September 13, 2012 and may be accessed by calling (866) 949-7821. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email dmw@drg-l.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, the Company designs, manufactures and sells specialized seismic marine equipment.

Certain statements and information in this press release concerning results for the quarter ended July 31, 2012 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	July 31, 2012	January 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$21,545	$15,287
Restricted cash	97	98
Accounts receivable, net	24,016	35,788
Current portion of contracts receivable	2,584	2,273
Inventories, net	6,977	6,708
Deferred tax asset	1,902	2,594
Prepaid income taxes	5,017	—
Prepaid expenses and other current assets	1,646	2,530
Total current assets	63,784	65,278
Seismic equipment lease pool and property and equipment, net	118,499	120,377
Intangible assets, net	4,332	4,696
Goodwill	4,320	4,320
Prepaid foreign income tax	-	3,519
Deferred tax asset	1,769	—
Other assets	578	39

Total assets	$193,282	$198,229

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,241	$13,037
Current maturities – long-term debt	175	1,399
Income taxes payable	-	2,419
Deferred revenue	1,021	543
Accrued expenses and other current liabilities	3,668	6,583

Total current liabilities	8,105	23,981
Non-current income taxes payable	417	5,435
Deferred tax liability	-	595
Long-term debt, net of current maturities	12,530	12,784
Total liabilities	21,052	42,795
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	-	—
Common stock, $0.01 par value; 20,000 shares authorized; 13,656 and 13,556 shares issued at July 31, 2012 and January 31, 2012, respectively	137	136
Additional paid-in capital	115,736	113,654
Treasury stock, at cost (925 shares at July 31, 2012 and January 31, 2012)	(4,857)	(4,857)
Retained earnings	54,155	39,297
Accumulated other comprehensive income	7,059	7,204

Total shareholders’ equity	172,230	155,434

Total liabilities and shareholders’ equity	$193,282	$198,229

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Six Months
	July 31,		Ended July 31,
	2012	2011	2012	2011
Revenues:
Equipment leasing	$10,882	$12,272	$31,890	$29,047
Lease pool equipment sales	3,204	326	5,536	661
Seamap equipment sales	7,262	6,534	17,806	14,883
Other equipment sales	1,732	2,146	2,479	3,189

Total revenues	23,080	21,278	57,711	47,780

Cost of sales:
Direct costs — equipment leasing	1,940	1,826	4,645	3,983
Direct costs — lease pool depreciation	8,437	6,703	16,831	12,793
Cost of lease pool equipment sales	1,007	107	2,411	204
Cost of Seamap and other equipment sales	4,296	4,429	9,538	8,662

Total cost of sales	15,680	13,065	33,425	25,642

Gross profit	7,400	8,213	24,286	22,138
Operating expenses:
General and administrative	5,719	5,794	11,038	10,442
Recovery of doubtful accounts	—	(492)	(428)	(492)
Depreciation and amortization	340	312	669	617

Total operating expenses	6,059	5,614	11,279	10,567

Operating income	1,341	2,599	13,007	11,571
Other income (expenses):
Interest, net	(96)	(95)	(101)	(270)
Other, net	29	(336)	(569)	(672)

Total other income (expenses)	(67)	(431)	(670)	(942)

Income before income taxes	1,274	2,168	12,337	10,629
Benefit (provision) for income taxes	5,128	(868)	2,521	(3,236)

Net income	$6,402	$1,300	$14,858	$7,393

Net income per common share:
Basic	$0.51	$0.12	$1.17	$0.71

Diluted	$0.48	$0.11	$1.12	$0.67

Shares used in computing net income per common share:
Basic	12,665	10,970	12,646	10,447
Diluted	13,262	11,615	13,294	11,043

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Six Months
	Ended July 31,
	2012	2011
Cash flows from operating activities:
Net income	$14,858	$7,393
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,567	13,479
Stock-based compensation	1,064	937
Provision for doubtful accounts, net of charge offs	(17)	—
Provision for inventory obsolescence	118	63
Gross profit from sale of lease pool equipment	(3,125)	(457)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	(350)	(394)
Deferred tax benefit	(1,815)	(109)
Changes in non-current income taxes payable	(5,003)	694
Changes in working capital items:
Accounts receivable	11,722	(2,753)
Contracts receivable	(850)	1,718
Inventories	(370)	(565)
Prepaid expenses and other current assets	1,109	(1,119)
Income taxes receivable and payable	(7,105)	(1,272)
Prepaid foreign income tax	3,519	—
Accounts payable, accrued expenses, other current liabilities and deferred revenue	(2,042)	2,023

Net cash provided by operating activities	29,280	19,638

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(27,316)	(30,461)
Purchases of property and equipment	(485)	(253)
Sale of used lease pool equipment	5,536	661
Payment for earn-out provision	—	(155)
Net cash used in investing activities	(22,265)	(30,208)

Cash flows from financing activities:
Net payments on line of credit	(150)	(20,900)
Proceeds from equipment notes	—	37
Payments on borrowings	(1,494)	(2,000)
Net purchases of short-term investments	—	(101)
Proceeds from issuance of common stock upon exercise of options	96	739
Net proceeds from public offering of common stock (Note 8)	—	30,994
Excess tax benefit from exercise of non-qualified stock options and restricted shares	350	394
Net cash provided by (used in) financing activities	(1,198)	9,163
Effect of changes in foreign exchange rates on cash and cash equivalents	441	657

Net change in cash and cash equivalents	6,258	(750)
Cash and cash equivalents, beginning of period	15,287	14,647

Cash and cash equivalents, end of period	$21,545	$13,897

Mitcham Industries, Inc.

Reconciliation of Net Income and Net Cash Provided by Operating Activities to EBITDA

	For the Three Months Ended		For the Six Months Ended
	July 31,		July 31,
	2012	2011	2012	2011
		(in thousands)		(in thousands)
Reconciliation of Net income to EBITDA and Adjusted EBITDA
Net income	$6,402	$1,300	$14,858	$7,393
Interest expense, net	96	95	101	270
Depreciation and amortization	8,810	7,050	17,567	13,479
(Benefit) provision for income taxes	(5,128)	868	(2,521)	3,236
EBITDA (1)	10,180	9,313	30,005	24,378
Stock-based compensation	870	721	1,064	937

Adjusted EBITDA (1)	$11,050	$10,034	$31,069	$25,315

Reconciliation of Net cash provided by operating activities to EBITDA
Net cash provided by operating activities	$11,416	$9,049	$29,280	$19,638
Stock-based compensation	(870)	(721)	(1,064)	(937)
Changes in trade accounts and contracts receivable	(7,147)	(2,647)	(10,872)	1,035
Interest paid	158	191	325	497
Taxes paid , net of refunds	3,214	2,150	7,035	3,529
Gross profit from sale of lease pool equipment	2,197	219	3,125	457
Changes in inventory	535	236	370	565
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	1,210	(792)	2,042	(2,023)
Other	(533)	1,628	(236)	1,617

EBITDA (1)	$10,180	$9,313	$30,005	$24,378

(1)	EBITDA is defined as net income before (a) interest expense, net of interest income, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our revolving credit agreement require us to maintain a minimum level of EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance and liquidity of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three Months			For the Six Months Ended
	Ended			July 31,
	July 31,
	2012		2011	2012	2011
		(in thousands)			(in thousands)
Revenues:
Equipment Leasing		$15,818	$14,744	$39,905	$32,897
Seamap		7,454	6,816	18,295	15,266
Inter-segment sales		(192)	(282)	(489)	(383)

Total revenues		23,080	21,278	57,711	47,780

Cost of sales:
Equipment Leasing		12,788	10,215	26,016	19,336
Seamap		3,121	2,937	8,013	6,556
Inter-segment costs		(229)	(87)	(604)	(250)

Total cost of sales		15,680	13,065	33,425	25,642

Gross profit		7,400	8,213	24,286	22,138
Operating expenses:
General and administrative		5,719	5,794	11,038	10,442
Recovery of doubtful accounts	—		(492)	(428)	(492)
Depreciation and amortization		340	312	669	617

Total operating expenses		6,059	5,614	11,279	10,567

Operating income		$1,341	$2,599	$13,007	$11,571

Equipment Leasing Segment:

Revenues:
Equipment leasing	$10,882	$12,272	$31,890	$29,047
Lease pool equipment sales	3,204	326	5,536	661
New seismic equipment sales	170	127	438	402
SAP equipment sales	1,562	2,019	2,041	2,787

	15,818	14,744	39,905	32,897
Cost of sales:
Direct costs-equipment leasing	2,012	1,826	4,882	3,983
Lease pool depreciation	8,528	6,658	16,962	12,813
Cost of lease pool equipment sales	1,007	107	2,411	204
Cost of new seismic equipment sales	107	88	247	223
Cost of SAP equipment sales	1,134	1,536	1,514	2,113

	12,788	10,215	26,016	19,336

Gross profit	$3,030	$4,529	$13,889	$13,561

Gross profit %	19%	31%	35%	41%

Seamap Segment:

Equipment sales	$7,454	$6,816	$18,295	$15,266
Cost of equipment sales	3,121	2,937	8,013	6,556

Gross profit	$4,333	$3,879	$10,282	$8,710

Gross profit %	58%	57%	56%	57%

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